AGREEMENT REGARDING
                     APPOINTMENT OF SUCCESSOR RIGHTS AGENT
                             AND RELATED AMENDMENTS


         APPOINTMENT AND AMENDMENT AGREEMENT, dated as of August 14, 1998, among BANKONE ARIZONA, NA (the "Original Rights Agent"), HARRIS TRUST AND SAVINGS BANK (the "Successor Rights Agent") and ARTISOFT, INC., a Delaware corporation (the "Company").

         The Company and the Original Rights Agent entered into a Rights Agreement, dated as of December 23, 1994 (the "Rights Agreement").

         The Original Rights Agent now desires to resign as rights agent under the Rights Agreement and the Company is willing to accept such resignation.

         The Company now desires to appoint the Successor Rights Agent as successor rights agent under the Rights Agreement, and the Successor Rights Agent desires to accept such appointment.

         NOW, THEREFORE, the parties hereto agree as follows:

         Section 1. Resignation of Original Rights Agent. The Original Rights Agent hereby confirms that it has resigned as Rights Agent under and as defined in the Rights Agreement, and the Company hereby confirms that it has accepted such resignation, effective as of the Effective Date (as defined below).

         Section 2. Appointment of Successor Rights Agent. The Company hereby appoints the Successor Rights Agent as successor Rights Agent under the Rights Agreement, and the Successor Rights Agent accepts such appointment, effective as of the Effective Date. The Company represents and warrants to the Successor Rights Agent that the Company's Board of Directors has resolved to approve and authorize, and has duly approved and authorized, such appointment.

         Section 3.  Conforming Modifications.

         (a) Effective as of the Effective Date, all references in the Rights Agreement (including all exhibits thereto) to "BankOne Arizona NA" or any derivation thereof shall be deemed to refer to "Harris Trust and Savings Bank".

         (b) Section 1(d) of the Rights Agreement shall be amended to read as follows:
                           "(d)  'Business  Day' shall mean any day other than a
                  Saturday, Sunday or a day on which banking institutions in Phoenix, Arizona or Chicago, Illinois are authorized or obligated by law or executive order to close."

         (c) Section 1(e) of the Rights Agreement shall be amended to read as follows:

                           "(e) 'Close of Business' on any given date shall mean
                  5:00 P.M., Chicago, Illinois time, on such date; PROVIDED, however, that if such date is not a Business Day it shall mean 5:00 P.M., Chicago, Illinois time, on the next succeeding Business Day."

         (d) Section 3(a) of the Rights Agreement shall be amended to read as follows:

                           "(a) Until the Distribution Date, (i) the Rights will
                  be evidenced (subject to the provisions of Sections 3(b) and 3(c) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Rights Certificates) and not by separate Rights Certificates and (ii) the right to receive Rights Certificates will be transferable only in connection with the transfer of Common Shares. Until the earlier of the Distribution Date or the Expiration Date, the surrender for transfer of such certificates for Common Shares shall also constitute the surrender for transfer of the Rights associated with the Common Shares represented thereby. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send at the expense of the Company) by first-class, postage-prepaid mail, to each record holder of Common Shares as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, a Rights Certificate, in substantially the form of Exhibit B hereto (a 'Rights Certificate'), evidencing one Right for each Common Share so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per Common Share has been made pursuant to Section 11(a)(i), Section 11(i) or Section 11(p) hereof, then at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of the Distribution Date, the Rights will be evidenced solely by such Rights Certificates and may be transferred by the transfer of the Rights Certificates as permitted hereby, separately and apart from any transfer of one or more Common Shares, and the holders of such Rights Certificates as are listed in the records of the Company or any transfer agent or registrar for the Rights shall be the record holders thereof."

         (e) The last sentence of Section 12 of the Rights Agreement shall be amended to read as follows:

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                 "The Rights  Agent shall be fully  protected  in relying on any such certificate and on any adjustment contained therein and shall not be responsible for calculating any adjustment, nor shall it be deemed to have knowledge of such adjustment unless and until it shall have received such certificate."

         (f) Section 18(a) of the Rights Agreement shall be amended to read as follows:

                           "(a) The  Company  agrees to pay to the Rights  Agent
                  reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability or expense, incurred without negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises. The indemnity provided for herein shall survive the expiration of the Rights, the termination of this Agreement, and the resignation or removal of the Rights Agent. The costs and expenses of enforcing this right of indemnification shall also be paid by the Company."

         (g) Section 18(b) of the Rights Agreement shall be amended to read as follows:

                           "(b) The Rights Agent may conclusively  rely upon and
                  shall be protected and shall incur no liability for, or in respect of any action taken, suffered or omitted by it in connection with, its administration of this Agreement in reliance upon any Rights Certificate or certificate for the Common Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 20 hereof."

         (h) A new Section 18(c) shall be added to Section 18 of the Rights Agreement and shall read as follows:

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
                           "(c)  Notwithstanding  anything in this  Agreement to
                  the contrary, in no event shall the Rights Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage and regardless of the form of the action."

         (i) The prefatory portion of Section 20 shall be amended to read as follows:

                           "Section 20. Duties of Rights Agent. The Rights Agent
                  undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, and no implied duties or obligations shall be read into this Agreement against the Rights Agent, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound;"

         (j) Section 20(a) shall be amended to read as follows:

                           "(a) Before the Rights  Agent acts or  refrains  from
                  acting, the Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion or advice."

         (k) A new Section 20(l) shall be added to Section 20 of the Rights Agreement and shall read as follows:

                           "(l) The Rights  Agent  shall not be required to take
                  notice or be deemed to have notice of any fact, event or determination (including, without limitation, any dates or events defined in this Agreement or the designation of any Person as an Acquiring Person, Affiliate or Associate) under this Agreement unless and until the Rights Agent shall be specifically notified in writing by the Company of such fact, event or determination."

         (l) The first sentence of Section 21 shall be amended to read as follows:

                           "The Rights Agent or any  successor  Rights Agent may
                  resign and be discharged from its duties under this Agreement upon thirty (30) days' notice in writing mailed to the Company and to each transfer agent of the Preferred Shares and the Common Shares by registered or certified mail, and, at the

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
                  expense  of  the  Company,   to  the  holders  of  the  Rights
                  Certificate by first-class mail."

         (m) Section 26 of the Rights Agreement shall be amended to read as follows:

                           "Section 26. Notices.  Notices or demands  authorized
                  by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

                                      Artisoft, Inc.
                                One South Church Avenue
                                      Suite 2200
                                 Tucson, Arizona 85701

                  Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sent by registered or certified mail and shall be deemed given upon receipt, addressed (until another address is filed in writing with the Company) as follows:

                               Harris Trust and Savings Bank
                                311 West Monroe, 14th Floor
                                  Chicago, Illinois 60606
                              Attention: Shareholder Services

                  Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company."

         (n) Section 27 of the Rights Agreement shall be amended by adding the following sentence at the end of such Section:

                 "Notwithstanding anything in this Agreement to the contrary, no supplement or amendment that changes the rights and duties of the Rights Agent under this Agreement will be effective against the Rights Agent without the execution of such supplement or amendment by the Rights Agent."

         (o) Section 32 shall be amended to read as follows:

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
                           "Section 32.  Governing  Law. This Agreement and each
                  Right and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, except as to the rights and obligations of the Rights Agent, which shall be governed by and construed in accordance with the laws of the State of Illinois."

         (p) Each Right heretofore or hereafter issued under the Rights Agreement (as amended and in effect from time to time) shall be deemed to be amended in accordance with this Amendment.

         (q) Except as modified by this Amendment, the Rights Agreement and all Rights heretofore or hereafter issued shall continue and remain in full force and effect.

         Section 4. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         Section 5. Effective Date. Upon execution of this Agreement, in one or more counterparts by each of the parties hereto, this Agreement shall become effective as of July 1, 1998 (the "Effective Date").

         Section 6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State, except as to the rights and obligations of the Rights Agent, which shall be governed by and construed in accordance with the laws of the State of Illinois.

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

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                 HARRIS TRUST AND SAVINGS BANK, as Rights Agent

                                 By      Susan A. Knaack
                                       ------------------------------
                                 Name:   Susan A. Knaack
                                       ------------------------------
                                 Title:  Officer
                                       ------------------------------
                                 ARTISOFT, INC.



                                 By      T. Paul Thomas
                                       ------------------------------
                                 Name:   T. Paul Thomas
                                       ------------------------------
                                 Title:  President & COO
                                       ------------------------------

Confirmed with respect to Section 1 above as of the day and year first above written:

BANKONE ARIZONA NA



By
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Name:
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Title:
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